Exhibit 3.3

Notice of Alteration

FORM
BUSINESS CORPORATIONS ACT
Section 257

Filed Date and Time:	January 25, 2022 09:45 AM Pacific

Alteration Date and Time	Notice of Articles Altered on January 25, 2022 09:45 AM Pacific Time

Notice of Alteration

Incorporation Number:	Name of Company:
BC1332567	STRONG GLOBAL ENTERTAINMENT, INC.

ALTERATION EFFECTIVE DATE:

The alteration is to take effect at the time that this application is filed with the Registrar.

ADD A RESOLUTION DATE

Date(s) of Resolution(s) or Court Order(s) attaching or altering Special Rights and Restrictions attached to a class or a series of shares:

New Resolution Date

January 19, 2022

AUTHORIZED SHARE STRUCTURE
1.	150.000,000	Common Stock	Without Par Value With Special Rights or Restrictions attached

2.	150,000	Preferred Shares	Without Par Value Without Special Rights or Restrictions attached

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